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                                                                 EXHIBIT 5.1

                    [JAFFE, RAITT, HEUER & WEISS LETTERHEAD]


June 10, 2003


Sun Communities Operating Limited Partnership
27777 Franklin Rd., Suite 200
Southfield, MI  48034


Re: $150,000,000 principal amount of 5.75% Notes due 2010 of Sun Communities Operating Limited Partnership

Ladies and Gentlemen:

            We have acted as counsel to Sun Communities Operating Limited Partnership, a Michigan limited partnership (the "Company"), in connection with various legal matters relating to the filing of a Registration Statement on Form S-4 on June 10, 2003 (together with all exhibits thereto and documents incorporated by reference therein, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), covering $150,000,000 principal amount of 5.75% Notes due 2010 (the "Exchange Notes") of the Company offered in exchange for a like principal amount of 5.75% Notes due 2010 (the "Unregistered Notes") of the Company. The Unregistered Notes were issued under, and the Exchange Notes are to be issued under, the Indenture dated as of April 24, 1996 (the "Original Indenture"), by and among the Company, Sun Communities, Inc., a Maryland corporation, and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee (the "Trustee"), and supplemented August 20, 1997 (the "Supplemental Indenture" and together with the Original Indenture, the "Indenture"). The exchange will be made pursuant to an exchange offer (the "Exchange Offer") contemplated by the registration rights agreement between the Company and Lehman Brothers Inc., on behalf of the initial purchasers of the Unregistered Notes. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

            In so acting, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Exchange Notes, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. As to facts material to the opinions, statements and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

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            In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

            Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, when the Exchange Notes have been duly authorized, executed, issued, authenticated and delivered by or on behalf of the Company, the Exchange Notes will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

            The opinions rendered in the preceding paragraph are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

            To the extent that the obligations of the Company under the Exchange Notes or the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under each of the Exchange Notes and the Indenture, respectively; (c) is duly qualified to engage in the activities contemplated by the Exchange Notes and the Indenture, respectively; and (d) has duly authorized, executed and delivered each of the Exchange Notes and the Indenture, respectively; (ii) each of the Exchange Notes and the Indenture, respectively, constitutes a legally valid and binding agreement of the Trustee enforceable against the Trustee in accordance with its terms; and (iii) that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations.

            This opinion is limited to the laws of the State of Michigan and the federal laws of the United States of the type typically applicable to transactions contemplated by the Exchange Offer, and we do not express any opinion with respect to the laws of any other country, state or jurisdiction. We note that the Indenture and the Exchange Notes each provide that they are to be governed by the laws of the State of New York. We have made no study of the laws, decisions and other authorities of such state, and we express no opinion concerning the validity, binding effect or enforceability of the Indenture or the Exchange Notes under the laws of such state.

            This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

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            We hereby consent to the filing of this letter as an exhibit to the
Registration Statement and to the reference to us in the Prospectus included as part of the Registration Statement. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.



                         Very truly yours,


                         /s/ Jaffe, Raitt, Heuer & Weiss